Exhibit 99.1

Bandwidth Announces Resignation of Director Henry R. Kaestner
and Appointment of Luke Roush
Raleigh, NC - October 30, 2018 - Bandwidth Inc. (NASDAQ: BAND), a software company focused on communications for the enterprise, today announced its co-founder Henry R. Kaestner has resigned as a member of Bandwidth’s Board of Directors, effective as of October 30, 2018. Bandwidth also announced the appointment of Luke Roush to fill the vacancy resulting from Mr. Kaestner’s resignation. Mr. Roush will serve as a Class I Director and will serve until the 2021 annual meeting of Bandwidth’s stockholders.
“Henry has made extraordinary contributions to Bandwidth since we founded the company together,” said David Morken, Chief Executive Officer of Bandwidth. “Henry has been instrumental in Bandwidth’s growth and the achievement of each of its objectives. While I am disappointed that Bandwidth and I will no longer benefit from Henry’s sage advice as a member of our Board, Henry always will remain a treasured friend.”
Mr. Morken also said, “We are excited to have Luke Roush join our Board. Luke will have a valuable perspective on a variety of fronts, including sales, marketing and business development. We are exceptionally confident that Luke will help Bandwidth achieve its mission going forward.”
About Bandwidth Inc.
Bandwidth (NASDAQ: BAND) is a software company focused on communications for the enterprise. Companies like Google, Microsoft, and Ring Central use Bandwidth’s APIs to easily embed voice, messaging and 9-1-1 access into software and applications. Bandwidth is the first and only CPaaS provider offering a robust selection of communications APIs built around their own nationwide IP voice network- one of the largest in the nation. More information available at www.bandwidth.com.